Exhibit 99.1

For more information, please contact:

MEDIA:

Mike Cummins | 312-549-5257

Media@Conagra.com

INVESTORS:

Matthew Neisius | 402-240-3226

IR@Conagra.com

News Release

CONAGRA BRANDS APPOINTS JOHN BRASE AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

CHICAGO – April 13, 2026 - Conagra Brands, Inc. (NYSE: CAG), today announced that John Brase has been named President and Chief Executive Officer of the Company, effective June 1, 2026. Brase will also join Conagra’s Board of Directors. He succeeds Sean Connolly, who will step away from his leadership roles and from the Board on May 31, 2026, after more than a decade of leadership.

Brase brings more than 35 years of consumer goods experience, with deep expertise in strategic portfolio management, brand building and driving operational excellence to deliver profitable growth. Most recently, he served as President and Chief Operating Officer of The J.M. Smucker Co., where he oversaw the company’s U.S. retail, international and Away from Home businesses, as well as its sales, operations and supply chain functions. During his tenure at Smucker, he sharpened strategic and operational execution, drove growth in key brands and led significant productivity improvements. Prior to that, Brase spent approximately 30 years at Procter & Gamble (P&G), ultimately becoming Senior Vice President and General Manager of P&G’s $6 billion North America Family Care business. During his P&G career, he drove profitable growth across major brands, including Charmin, Bounty, Puffs and Pampers, consistently delivering market share leadership and margin expansion.

“John’s track record of driving top- and bottom-line performance, building brands across multiple consumer-packaged goods categories, leveraging advantaged business systems and leading inclusive, results-driven cultures is exceptional, and we are confident Conagra will thrive under his leadership,” said Richard H. Lenny, Independent Chair of Conagra’s Board of Directors. “The decision to appoint John as Conagra’s next leader follows our thoughtful approach to succession planning, including discussions with Sean, and our determination that now is the right time for this leadership transition.”

Lenny continued, “From the moment Sean became Conagra’s CEO eleven years ago, he has worked tirelessly to create and lead a pure-play food company. His ability to unlock value in Conagra’s brands, streamline the Company’s structure and motivate his team has been exceptional. He has successfully led Conagra through extraordinary times in our industry—from the global pandemic, to unprecedented inflation and supply chain disruptions—by instilling a ‘refuse to lose’ mindset across the Company. As a Director, Sean played a key role in the addition of eight independent Directors to the Board. We thank Sean for all that he accomplished for Conagra’s investors, customers and employees and wish him continued future success. We are confident in the road ahead for Conagra, and I look forward to working with both Sean and John in the coming weeks to ensure a smooth transition.”

“It’s an honor to join Conagra and lead this portfolio of iconic brands,” said Brase. “I’ve long admired what Sean and the team have built, and I look forward to accelerating the Company’s track record of driving strong revenue growth, strengthening margins and generating robust cash flow to unlock the full potential of its brands and deliver meaningful value for consumers and shareholders. I am excited to work closely with Rick, the Board, and the entire Conagra team as we build on this strong foundation and advance the Company’s top- and bottom-line performance for all our stakeholders.”

“I’m proud of what we’ve accomplished throughout my tenure at Conagra,” said Connolly. “Our efforts to invest in brand building and innovation, grow scale in frozen and snacks, sharpen execution and divest non-core assets have created a pure-play, branded platform with proven strength in key domains. As I prepare to step aside, I look forward to working with John to ensure a smooth transition. I’m confident that the Conagra team, under John’s leadership, will build on the foundation we’ve established and will continue to deliver value for consumers, customers and shareholders for years to come.”

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), is one of North America’s leading branded food companies. We combine a 100-year history of making quality food with agility and a relentless focus on collaboration and innovation. The company’s portfolio is continuously evolving to satisfy consumers’ ever-changing food preferences. Conagra’s brands include Birds Eye®, Duncan Hines®, Healthy Choice®, Marie Callender’s®, Reddi-wip®, Slim Jim®, Angie’s® BOOMCHICKAPOP®, and many more. As a corporate citizen, we aim to do what’s right for our business, our employees, our communities and the world.

Headquartered in Chicago, Conagra Brands generated fiscal 2025 net sales of nearly $12 billion. For more information, visit www.conagrabrands.com.

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